UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 15, 2012

Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway
San Rafael, California  94903
(Address of principal executive offices, including zip code)

(415) 507-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 15, 2012, Autodesk, Inc. (“Autodesk” or the “Company”) issued a press release and prepared remarks reporting financial results for the third quarter ended October 31, 2012.  The press release and prepared remarks are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

These exhibits shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Non-GAAP Financial Measures

To supplement Autodesk’s consolidated financial statements presented on a GAAP basis, the press release and prepared remarks furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively, provide investors with certain non-GAAP measures, including but not limited to historical non-GAAP net earnings and historical and future non-GAAP net earnings per diluted share. For our internal budgeting and resource allocation process, Autodesk’s management uses non-GAAP measures that do not include: (a) stock-based compensation expenses, (b) amortization of purchased intangibles and purchases of technology, (c) restructuring charges, (d) gains and losses on strategic investments, (e) discrete tax items, and (f) the income tax effects on the difference between GAAP and non-GAAP costs and expenses.  Autodesk’s management uses non-GAAP measures in making operating decisions because we believe the measures provide meaningful supplemental information regarding Autodesk’s earning potential. In addition, these non-GAAP financial measures facilitate comparisons to our and our competitors’ historical results and operating guidance.

As described above, Autodesk excludes the following items from its non-GAAP measures:

A. Stock-based compensation expenses. Autodesk excludes stock-based compensation expenses from its non-GAAP measures primarily because management finds it useful to exclude these charges to assess the appropriate level of various operating expenses and to assist in budgeting, planning and forecasting future periods.

B. Amortization of purchased intangibles and purchases of technology. Autodesk incurs amortization of acquisition-related purchased intangible assets, primarily in connection with its acquisition of certain businesses and technologies. The amortization of purchased intangibles varies depending on the level of acquisition activity, and management finds it useful to exclude these variable charges to assess the appropriate level of various operating expenses and to assist in budgeting, planning and forecasting future periods.

C. Restructuring charges. These expenses are associated with realigning our business strategies based on current economic conditions. In connection with these restructuring actions, we recognize costs related to termination benefits for former employees whose positions were eliminated, and the closure of facilities and cancellation of certain contracts. We exclude these charges because these expenses are not reflective of ongoing operating results in the current period.

D. Gains and losses on strategic investments. Autodesk excludes gains and losses related to our strategic investments from its non-GAAP measures primarily because management finds it useful to exclude these variable gains and losses on these investments in assessing our financial results. Included in these amounts are non-cash unrealized gains and losses on the derivative components, realized gains and losses on the sale or losses on the impairment of these investments.

E. Discrete tax items. Autodesk excludes its GAAP tax provision, including discrete items, from the non-GAAP measure of income, and include a non-GAAP tax provision based upon the projected annual non-GAAP effective tax rate. Discrete tax items include income tax expenses or benefits that do not relate to ordinary income from continuing operations in the current fiscal year, unusual or infrequently occurring items, or the tax impact of certain stock-based compensation. Examples of discrete tax items include, but are not limited to, certain changes in judgment and changes in estimates of tax matters related to prior fiscal years, certain costs related to business combinations, certain changes in the realizability of deferred tax assets or changes in tax law. Management believes this approach assists investors in understanding the tax provision and the effective tax rate related to ongoing operations.

F. Income tax effects on the difference between GAAP and non-GAAP costs and expenses. The income tax effects that are excluded from the non-GAAP measures relate to the tax impact on the difference between GAAP and non- GAAP costs and expenses, primarily due to stock-based compensation, purchased intangibles and restructuring for GAAP and non-GAAP measures.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, the non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Management compensates for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our earnings release and prepared remarks. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors should review the information regarding non-GAAP financial measures provided in our press release and prepared remarks.
Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release dated as of November 15, 2012.
99.2	Prepared remarks dated as of November 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By: /s/ Mark J. Hawkins
Mark J. Hawkins Executive Vice President and Chief Financial Officer

Date:  November 15, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated as of November 15, 2012.
99.2	Prepared remarks dated as of November 15, 2012.